EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of WidePoint Corporation of our report dated April 15, 2025, relating to the consolidated financial statements of WidePoint Corporation (the “Company”), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2024, filed with the Securities and Exchange Commission. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Baker Tilly US, LLP

(formerly, Moss Adams LLP)

Los Angeles, California

August 19, 2025